Exhibit 16.1

U.S Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

We have read the statements included under Item 4.01 in the Form 8-K dated January 6, 2010 of Amico Games Corp. to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our Firm.

/s/ Malone-Bailey, PC
Malone-Bailey, PC
www.malone-bailey.com
Houston, Texas

January 7, 2010